July 31, 2020

Mark W. Yusko

Chairman and President

Morgan Creek Global Equity Long/Short Institutional Fund

301 West Barbee Chapel Road

Chapel Hill, NC 27517

RE:	Morgan Creek Global Equity Long/Short Institutional Fund (“Registrant”)

File Nos. 811-22461 and 33-232549

Dear Mr. Yusko:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Amendment No. 22 under the Investment Company Act of 1940, as amended (the “1940 Act”) to the Registrant’s Registration Statement on Form N-2 (“Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Amendment No. 24 under the 1940 Act to the Registration Statement (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/THOMPSON HINE LLP
THOMPSON HINE LLP